Exhibit 99.3

SMARTSTOP SELF STORAGE, INC. / EXTRA SPACE STORAGE INC.

PROPOSED MERGER

EMPLOYEE Q&A

1.	Why is SmartStop merging with Extra Space?

SmartStop Self Storage, Inc. (“SmartStop”) and Extra Space Storage Inc. (“Extra Space”) operate similar properties in complementary geographic locations with employees focused on great customer service. With these similarities, we believe that combining the two companies will benefit our customers because the enhanced scale will provide increased services along with additional self-storage locations and options. The combined company will continue our commitment to keep our properties in top condition with well-trained and enthusiastic on-site and support staff to exceed our customers’ expectations.

2.	Who is Extra Space?

Extra Space has engaged in the self-storage business since 1977 and operates over 1,100 self-storage locations. The company trades on the New York Stock Exchange under the ticker symbol “EXR.”

Today, Extra Space is the second largest publicly traded storage company with over 1,100 locations in 35 states. You can learn more about Extra Space on its website at www.extraspace.com.

3.	What will happen to SmartStop’s executive management team?

Once the merger closes, SmartStop’s executive management team will no longer manage SmartStop and the properties it owns.

4.	Now that an agreement has been signed, what happens next?

Until the merger closes, both companies will be operating business as usual. We do not anticipate any immediate changes in your roles, responsibilities or benefits.

The merger requires the approval of SmartStop’s stockholders, which requires that we file a proxy statement with the Securities and Exchange Commission (the “SEC”) and, potentially, respond to SEC comments. SmartStop is working to prepare a proxy statement relating to the SmartStop stockholders meeting. Due to the uncertainties of the SEC review process, the exact timing of the SmartStop stockholders meeting is not known. However, we expect a SmartStop stockholders meeting to occur in the latter half of 2015 and the merger will close shortly thereafter.

5.	What will change at SmartStop as a result of the merger?

SmartStop and Extra Space are leaders in the self-storage business and have many similar practices and policies; however, after the merger closes, SmartStop’s operations will be integrated into Extra Space’s operations. This will take some time and will result in changes. Extra Space’s management team will communicate those changes at the appropriate time. Until that time, please continue to follow SmartStop’s policies and practices.

6.	Will we sell any properties as a result of this merger?

The merger agreement requires that we sell certain properties prior to the closing of the merger. These properties include SmartStop’s properties located in Canada, a storage facility in Ladera Ranch, California and certain other non-storage facility assets that are not complementary with Extra Space’s portfolio and business. These properties are referred to in this Q&A as the “Excluded Assets.”

7.	Will my position at a self-storage facility be eliminated as a result of this merger?

At this point we do not expect the staffing models at our properties to change as a result of this merger. We are counting on each of you to serve our customers with your normal compassion and professionalism during this transition. Extra Space will need to take some time to assess the SmartStop organization and make employment-related decisions. Extra Space will communicate more information in this regard as soon as it is available.

8.	What about corporate positions?

We are working with Extra Space to determine the support structure that Extra Space will need after the closing of the merger and to identify how the areas and regions should be grouped and who should lead them. These are important decisions that will have thoughtful review. Extra Space will need to take some time to assess the SmartStop organization and make employment-related decisions. Extra Space will communicate more information in this regard as soon as it is available.

9.	Will my salary change?

As a part of the merger, salaries and benefits will be reviewed by Extra Space. Extra Space may make adjustments as needed to ensure that the pay structure for SmartStop employees is compatible with Extra Space’s existing pay structure.

10.	Will there be any change to how compensation is processed or paid, or any change in any deductions or taxes, in the next few months as a result of this merger?

No, there will be no short term changes in how compensation or taxes are processed.

11.	What will happen to my restricted shares of SmartStop common stock?

All shares of SmartStop common stock that are subject to vesting and other restrictions will become fully vested and be converted into the right to receive $13.75 per share, which is the same consideration to be received by all other outstanding shares of SmartStop common stock in the merger.

12.	Will my bonus or commission opportunity change? Are there any special bonuses related to the merger?

Until the merger closes, you will be paid under SmartStop’s current bonus or commission structure plan, but after the merger closes, you will be paid under Extra Space’s bonus or commission structure. In addition, we have set aside a retention bonus pool to pay out retention bonuses to certain employees. We will communicate more information regarding these retention bonuses to those employees who are eligible as soon as it is available.

13.	Will I retain my original hire date?

Your last hire date with SmartStop will continue to be used as your hire date when determining tenure based benefits at Extra Space.

14.	Will I have to re-apply or be rescreened in order to keep my position after the merger closes?

There will not be a re-application process required by any current employees. However, Extra Space may conduct new background checks and meet with the current employees.

15.	Will I have to move to keep my job?

The vast majority of our positions will not require a move. As Extra Space reviews SmartStop’s corporate positions, there may be some that require a move. Extra Space will need to take some time to assess the SmartStop organization and make employment-related decisions. Extra Space will communicate more information in this regard as soon as it is available.

16.	Will I have to change my work schedule and/or work weekends or holidays?

SmartStop and Extra Space have similar work schedules. Until the merger closes, you will continue working the same schedule. After the merger closes, you will work under the schedule determined by Extra Space.

17.	I have vacation or personal days planned to take off. Is there any requirement or need to change plans?

No, you have earned your time off and we want you to enjoy it.

18.	Will my health benefits such as medical, prescription drugs, vision and dental change?

Until the merger closes, your benefits will remain the same. After the merger closes, you will enroll in the Extra Space benefit plans. Your hire date with SmartStop will continue to be used as your hire date when determining tenure based benefits. Extra Space will provide more information about benefits for employees as soon as it is available.

19.	Will my vacation, sick, disability and holiday benefits change?

SmartStop’s vacation, sick, disability and holiday benefits packages are very similar to those offered by Extra Space, but after the merger closes, you will be covered by Extra Space’s benefit plans. Your hire date with SmartStop will continue to be used as your hire date when determining tenure based benefits. Extra Space will provide more information about these benefits for employees as soon as it is available.

20.	How will my 401(K) plan change?

Until the merger closes, no changes will be made to participants in SmartStop’s 401(k) plan. After the merger closes, eligible participants will enroll in Extra Space’s 401(k) plan, which is very similar to SmartStop’s 401(k) plan. Extra Space will provide more information about 401(k) plan enrollment for employees as soon as it is available.

21.	Who do I notify if I have an emergency on site?

No changes are necessary as a result of this announcement. Please continue using your current emergency contact process.

22.	If a customer asks about the merger what should I tell them?

Please let customers know that there will be very few changes that affect them and that the current high level of service will continue.

23.	When will we learn more and how can I ask a question?

We will have a range of opportunities to ask questions and communicate. It is a big process and we want you fully informed. If you have a question, we want to hear it so please send them to the following email address: questions@SmartStop.com! We will continue to provide you with information that you need so that the transition from our current ownership to Extra Space is completed efficiently and with minimal interruption to you, your family and your job responsibilities.

Additional Information and Where to Find It

In connection with the proposed transaction, SmartStop will file with the SEC and mail or otherwise provide to its stockholders a proxy statement and other relevant materials, and hold a meeting of its stockholders to obtain the requisite stockholder approval. BEFORE MAKING ANY VOTING DECISION, SMARTSTOP’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the proxy statement and other documents that SmartStop files with the SEC (when available) from the SEC’s website at www.sec.gov and SmartStop’s website at www. strategicstoragetrust.com. In addition, the proxy statement and other documents filed by SmartStop with the SEC (when available) may be obtained from SmartStop free of charge by directing a request to the following address: SmartStop Self Storage Inc., Attention: Paula Mathews, 111 Corporate Drive, Suite 120, Ladera Ranch, California 92694, or by calling (877) 327-3485.

Participants in the Proxy Solicitation

SmartStop and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from SmartStop’s stockholders with respect to the proposed acquisition of SmartStop by Extra Space. Security holders may obtain information regarding the names, affiliations and interests of such individuals in SmartStop’s Amendment to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014 and filed with the SEC on April 29, 2015. Additional information regarding the interests of such individuals in the proposed acquisition of SmartStop by Extra Space will be included in the proxy statement relating to such acquisition when it is filed with the SEC.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the merger, the other transactions contemplated by the merger agreement and all other statements included herein, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. SmartStop may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including without limitation, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (ii) the failure to obtain the requisite approval of SmartStop’s stockholders or the failure to satisfy the other closing conditions to the merger or the other transactions contemplated by the merger agreement, (iii) risks related to disruption of management’s attention from SmartStop’s ongoing business operations due to the transaction, and (iv) the effect of the announcement of the merger on the ability of SmartStop to retain and hire key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent SmartStop’s views as of the date on which such statements were made. SmartStop anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing SmartStop’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of SmartStop are described in the risk factors included in SmartStop’s filings with the SEC, including SmartStop’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and filed with the SEC on March 25, 2015, and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. SmartStop expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.